UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 12, 2010

Furmanite Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-05083	74-1191271
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2435 N. Central Expressway, Richardson, Texas		75080
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	972-699-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 12, 2010, Furmanite Corporation (the "Company") executed a Consulting Agreement, dated April 7, 2010 and effective April 14, 2010 (the "Agreement"), with Michael L. Rose, former Chairman, Chief Executive Officer and director of the Company. As previously announced, Mr. Rose retired as Chairman, Chief Executive Officer and a director of the Company on March 8, 2010.

Pursuant to the terms of the Agreement, Mr. Rose has agreed to provide certain consulting services to the Company relating to assignments within the area of Mr. Rose’s expertise as the Company may designate from time to time. As compensation for such services, Mr. Rose will receive a fee of $33,333 per month during the consulting period, ending December 31, 2010. Mr. Rose will also be reimbursed by the Company for all reasonable expenses incurred by him relating to the performance of services pursuant to the Agreement. The Agreement also contains a mutual release and waiver, non-disparagement and cooperation requirements, and certain confidentiality obligations for Mr. Rose.

In addition, the Compensation Committee of the Board of Directors of the Company (i) accelerated the vesting of all unvested stock options granted by the Company to Mr. Rose; (ii) extended the exercisability period of the stock option granted by the Company to Mr. Rose on October 6, 2005 until the close of business on November 30, 2010; (iii) extended the exercisability period of the stock option granted by the Company to Mr. Rose on December 10, 2008 until the close of business on December 10, 2013; and (iv) accelerated the vesting of the restricted stock award granted by the Company to Mr. Rose on December 6, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Furmanite Corporation

April 16, 2010	By:	Robert S. Muff

Name: Robert S. Muff
Title: Principal Financial Officer